[LETTERHEAD OF SHAUB & WILLIAMS LLP]


April 28, 2009                                               VIA FEDERAL EXPRESS

Carol Bartz, CEO
Yahoo, Inc.
701 First Avenue
Sunnyvale, CA 94089

RE: Yahoo's Blue Lithium Behavioral Targeting Solution

Dear Ms. Bartz,

      We represent Modavox, Inc., which is the owner of U.S. Patent Nos. 6,594,691 and 7,269,636. The former patent is entitled "Method and System for Adding Function to a Web Page" ("the `691 patent") and the latter is entitled "Method and Code Module for Adding Function to a Web Page" ("the `636 patent"). The invention described and claimed by these patents relates to methods and systems for delivery of selected content from a network to a web page visitor. Copies of each patent are attached to this letter.

      Following Yahoo's announcement of its acquisition of Blue Lithium in the fall of 2007, Yahoo's announced intent to add Blue Lithium's behavioral targeting solution to Yahoo's behavioral marketing approach to e-advertising caught the attention of our client. Modavox observed that Blue Lithium's technology which Yahoo intended to deploy involved targeting for Internet marketers and Web site publishers by delivery of ads based upon behavioral, contextual and demographic visitor parameters and preferences. Analysis of Web sites affiliated with Blue Lithium revealed that its technology resulted in customized content delivery accomplished in a manner which falls within the scope of one or more claims of each of the `691 and `636 patents.

      Our client believes that over the past year Yahoo has deployed Blue Lithium's technology across its ad company platform. Recent investigations by Modavox experts have discovered that this deployment and related integration appears to have been completed and fully deployed earlier this year. Accordingly, Modavox has concluded that Yahoo and its Blue Lithium division are infringing one or more claims of both the `691 and the `636 patent.
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      Modavox is committed to enforcing its patent rights to achieve just and adequate compensation for its patented technology. We have been authorized, therefore, to inform you that Modavox is willing to grant a license under the patents to achieve a business resolution of this issue. In the absence of a achieving a licensing relationship, however, please understand that if Yahoo does not cease and desist from its apparent infringement of the claims of the above-identified patents appropriate action will be taken by Modavox. Further, Yahoo's continuation of this deployment may also expose it to treble damages under the patent act.

      Within two weeks of the date written above, that is by May 18th, please confirm that Yahoo will not continue to employ Blue Lithium's technology across its ad platform, nor otherwise knowingly engage in infringing activity with regard to the respective claims of the `691 and `636 patents. In the alternative, please indicate Yahoo's interest in seeking a license to the identified patents and we will schedule a meeting for that purpose.

Please feel free to discuss any of the above.


Yours sincerely,


David R. Shaub

Enclosures:       U.S. Patent 6,594,691
                  U.S. Patent 7,269,636

cc via e-mail:    Mark Severini, CEO, Modavox, Inc.
                  Shelly Meyers, Chairwoman, Modavox, Inc.
                  David Rosenbaum, Rosenbaum & Silvert, P.C.